Exhibit 10. (i) (F)
AMENDMENT TO STERLING BANCORP STOCK INCENTIVE PLAN
     THIS AMENDMENT (the “Amendment”) is made by Sterling Bancorp (the “Company”) to be effective as of December 29, 2008.
     WHEREAS, the Company maintains the Stock Incentive Plan (the “Plan”) for the benefit of certain participants (“Participants”);
     WHEREAS, the Company desires to amend certain provisions of the Plan in order to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
     WHEREAS, the Board of the Company has reserved the right to amend or modify the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The fourth and fifth sentences of Section 6(a) shall be deleted and replaced in its entirety with the following:

“The purchase price of each Share subject to a Nonqualified Stock Option shall be such price as is determined by the Board on the date such Nonqualified Stock Option is granted, but in no event shall it be less than the fair market value of a Share on the date on which the Nonqualified Stock Option is granted. The fair market value shall be the closing price of a Share on the date of grant.”

2.	The following paragraph shall be added as a new Section 23 of the Plan:

“23. Section 409A of the Code. It is the Company’s intent that the Plan comply with or be exempt from the requirements of Section 409A and that the Agreement be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to the Participant in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation”

subject to Section 409A and such Award is payable to a Participant upon a Change of Control, then no payment shall be made pursuant to such Award unless such Change of Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change of Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change of Control, but shall be payable upon the original schedule contained in the Award.”
IN WITNESS WHEREOF, the Board has caused this Amendment to the Plan to be duly executed on this 29th day of December, 2008.

STERLING BANCORP

By:	Dale C. Fredston
Senior Vice President, Corporate Secretary